ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-199966 Dated September 3, 2015

JPMorgan Chase & Co. Trigger Performance Securities

Linked to the Vanguard FTSE Emerging Markets ETF due on or about September 30, 2020

Investment Description
Trigger Performance Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of the Vanguard FTSE Emerging Markets ETF (the "Fund"). If the Fund Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Fund Return times the Participation Rate, which will be finalized on the Trade Date and provided in the pricing supplement and is expected to be between 142.00% and 152.00%. If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. The closing price of the Fund is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments." Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks held by the Fund, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

Participation in Positive Fund Returns — If the Fund Return is greater than zero, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Fund Return times the Participation Rate. If the Fund Return is less than zero, investors may be exposed to the negative Fund Return at maturity.

Contingent Repayment of Principal at Maturity — If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	September 25, 2015
	Original Issue Date (Settlement Date)[1]	September 30, 2015
	Final Valuation Date[2]	September 24, 2020
	Maturity Date[2]	September 30, 2020
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Performance Securities linked to the Vanguard FTSE Emerging Markets ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Participation Rate and Initial Share Price will be finalized on the Trade Date and provided in the pricing supplement. The actual Participation Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Participation Rate were set equal to the bottom of that range.

Fund	Participation Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Vanguard FTSE Emerging Markets ETF (Bloomberg ticker: VWO)	142.00% to 152.00%	•	75% of the Initial Share Price	48127V199	US48127V1998

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no. 1a-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Vanguard FTSE Emerging Markets ETF		$10.00		$0.05		$9.95

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
[2]	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor at a purchase price of $10.00 per $10.00 principal amount Security. UBS, acting as placement agent for such advisory accounts, will purchase the Securities from a dealer that is not affiliated with UBS or J.P. Morgan Securities LLC, which we refer to as JPMS, and that dealer will purchase the Securities from JPMS. JPMS will pay all of the selling commissions it receives from us to that dealer. In no event will these selling commissions exceed $0.05 per $10.00 principal amount Security. UBS will forgo any commissions related to these sales. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this free writing prospectus.

If the Securities priced today and assuming a Participation Rate equal to the middle of the range listed above, the estimated value of the Securities as determined by JPMS, would be approximately $9.926 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.70 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1a-I, underlying supplement no. 1a-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of the Fund will increase over the term of the Securities.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦You would be willing to invest in the Securities if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement will not be less than the bottom of the range listed on the cover).

♦You do not seek current income from your investment and are willing to forgo dividends paid on the Fund.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You seek an investment with exposure to companies located in emerging markets.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of the Fund will decline over the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦You would be unwilling to invest in the Securities if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be finalized on the trade date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

♦You seek current income from your investment or prefer not to forgo dividends paid on the Fund.

♦You are unable or unwilling to hold the Securities to maturity, and seek an investment for which there will be an active secondary market.

♦You do not seek an investment with exposure to companies located in emerging markets.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Securities.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Fund:	Vanguard FTSE Emerging Markets ETF
Term[1]:	5 years
Payment at Maturity (per $10 principal amount Security):

If the Fund Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return × Participation Rate)

If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return)

In this scenario, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount in an amount proportionate to the negative Fund Return.

Fund Return:	(Final Share Price - Initial Share Price) Initial Share Price
Participation Rate:	142.00% to 152.00%. The actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 142.00% or greater than 152.00%.
Initial Share Price:	The closing price of one share of the Fund on the Trade Date
Final Share Price:	The closing price[2] of one share of the Fund on the Final Valuation Date
Share Adjustment Factor[2]	The Share Adjustment Factor is referenced in determining the closing price of the Fund. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Trigger Price:	75% of the Initial Share Price
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	The closing price and the Share Adjustment Factor of the Fund are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments."

Investment Timeline
Trade Date	The Initial Share Price is observed. The Participation Rate is determined.

Maturity Date

The Final Share Price and the Fund Return are determined.

If the Fund Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return × Participation Rate)

If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10 × Fund Return).

Under these circumstances, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. UBS-1a-I. Assuming this treatment is respected, subject to the possible application of the "constructive ownership" rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. The Securities could be treated as "constructive ownership transactions" within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the "net underlying long-term capital gain" (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities' term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to the payment of gross proceeds of a sale of a Security occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Fund Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Share Price has not declined below the Trigger Price. If the Fund Return is negative and the Final Share Price is less than the Trigger Price, you will be exposed to the full decline of the Fund and will lose some or all of your principal amount in an amount proportionate to the negative Fund Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the product of the performance of the Fund and the Participation Rate and may be less than the Fund's return, even if that return is positive. You can receive the full benefit of the Participation Rate from JPMorgan Chase only if you hold your Securities to maturity.

♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Fund is above the Trigger Price. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Share Price is not below the Trigger Price. However, if the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Initial Share Price to the Final Share Price. The contingent repayment of principal based on whether the Final Share Price is below the Trigger Price applies only at maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Fund — "Volatility" refers to the frequency and magnitude of changes in the price of the Fund. Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the Fund could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, a fund's volatility can change significantly over the term of the Securities. The price of the Fund could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Fund;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the Fund;
♦	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the Share Adjustment Factor, including a merger or acquisition;
♦	interest and yield rates in the market generally;
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Composing the Fund — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Composing the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Share Price, which reflects the closing price of one share of the Fund on the Final Valuation Date without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.
♦	No Affiliation with the Fund or the Issuers of the Equity Securities Composing the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities composing the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities composing the Fund contained in this free writing prospectus. You should make your own investigation into the Fund and the issuers of the equity securities composing the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities composing the Fund, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund or in futures, options or other derivative products on the Fund may adversely affect the market value of the Fund and, therefore, the market value of the Securities.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Participation Rate.

Risks Relating to the Fund

♦	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
♦	Differences Between the Fund and Its Underlying Index — The Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and its underlying index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index.
♦	The Fund Recently Completed a Process of Transition To Tracking a New Underlying Index and Will Soon Transition to Tracking Another New Underlying Index — Prior to January 2013, the Fund tracked the MSCI Emerging Markets Index. In January 2013, Vanguard announced that the Fund would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE's developed country indexes. Beginning January 10, 2013 the Fund ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index. The FTSE Emerging Transition Index was a "dynamic" index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. On June 28, 2013, the Fund ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the Fund no longer seeks to track, and therefore does not benefit from any future appreciation in, the South Korean equity markets. Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Securities should bear this difference in mind when evaluating the historical data.
Additionally, on June 2, 2015, The Vanguard Group, Inc. announced that the Fund will soon transition to track a new underlying index. According to The Vanguard Group, Inc., the transition to the new underlying index will take place over a period of approximately 12 months starting in the third or fourth quarter of 2015, with the Fund ceasing to track the FTSE Emerging Index and beginning to temporarily track the FTSE Emerging Markets All Cap China A Transition Index. By using this transition index, the Fund will move gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight by an equal amount after the third Friday each month over the 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.
Because the Fund will begin tracking indices that will include China A-shares, your securities will become subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Fund must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Fund any or all of its requested quotas. If the Fund were to be denied any or all of a requested trade quota, the Fund would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Fund to have difficulty tracking the FTSE Emerging Markets All Cap China A Transition Index or FTSE Emerging Markets All Cap China A Inclusion Index, as applicable, and may adversely affect the price of the Fund and the value of the securities.
During both the transition and final benchmark phases, the Fund will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. To protect the Fund from the potential for harmful "front running" by traders, the exact timing of the index change and portfolio transition has not been disclosed to investors, but Vanguard expects the index change and portfolio transition to be complete by the end of 2016. As a result, you will not know in advance when the index tracked by the Fund changes. In addition, the addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Fund. Moreover, the historical performance of the Fund prior to this transaction will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data. See "The Fund" below.

♦	Non-U.S. Securities Risk — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	Emerging Markets Risk — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
Moreover, it is important to understand that, as part of its transition to tracking the FTSE Emerging Markets All Cap China A Inclusion Index, the Fund will begin to hold shares that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.
♦	An Investment in the securities is Subject to Risks Associated with Small Capitalization Stocks — Some of the stocks that constitute the FTSE Emerging Markets All Cap China A Inclusion Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
♦	The Securities Are Subject to Currency Exchange Risk — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the closing price of the Fund and the Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Fund Returns from -100.00% to +100.00% and assume an Initial Share Price of $100, a Trigger Price of $75 and a Participation Rate of 147.00% (the midpoint of the range of 142.00% to 152.00%). The hypothetical Initial Share Price of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Share Price. The actual Initial Share Price and resulting Trigger Price will be based on the closing price of one share of the Fund on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing price of one share of the Fund, please see the historical information set forth under "The Fund" in this free writing prospectus. The actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 142.00% or greater than 152.00%. If the actual Participation Rate as finalized on the Trade Date is less than 147.00%, your payment at maturity will be lower than the hypothetical payments at maturity on the Securities shown below for any positive Fund Return. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Share Price, the Trigger Price and the Participation Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Share Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Share Price	Fund Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.00	100.00%	$24.700	147.000%
$190.00	90.00%	$23.230	132.300%
$180.00	80.00%	$21.760	117.600%
$170.00	70.00%	$20.290	102.900%
$160.00	60.00%	$18.820	88.200%
$150.00	50.00%	$17.350	73.500%
$140.00	40.00%	$15.880	58.800%
$130.00	30.00%	$14.410	44.100%
$120.00	20.00%	$12.940	29.400%
$110.00	10.00%	$11.470	14.700%
$105.00	5.00%	$10.735	7.350%
$100.00	0.00%	$10.000	0.000%
$95.00	-5.00%	$10.000	0.000%
$90.00	-10.00%	$10.000	0.000%
$80.00	-20.00%	$10.000	0.000%
$75.00	-25.00%	$10.000	0.000%
$74.99	-25.01%	$7.499	-25.010%
$70.00	-30.00%	$7.000	-30.000%
$60.00	-40.00%	$6.000	-40.000%
$50.00	-50.00%	$5.000	-50.000%
$40.00	-60.00%	$4.000	-60.000%
$30.00	-70.00%	$3.000	-70.000%
$20.00	-80.00%	$2.000	-80.000%
$10.00	-90.00%	$1.000	-90.000%
$0.000	-100.00%	$0.000	-100.000%

Example 1 — The price of the Fund increases by 10% from the Initial Share Price of $100 to the Final Share Price of $110. Because the Fund Return is 10%, at maturity, JPMorgan Chase will pay you your principal amount plus a return equal to 14.70%, resulting in a payment at maturity of $11.470 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Fund Return × Participation Rate)
$10.00 + ($10.00 × 10% × 147.00%) = $11.470

Example 2 — The price of the Fund decreases by 10% from the Initial Share Price of $100 to the Final Share Price of $90. Because the Fund Return is negative and the Final Share Price is greater than the Trigger Price of $75, at maturity, JPMorgan Chase will repay your principal amount of $10.00 per $10 principal amount Security.

Example 3 — The price of the Fund decreases by 60% from the Initial Share Price of $100 to the Final Share Price of $40. Because the Fund Return is -60% and the Final Share Price is less than the Trigger Price of $75, at maturity, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Fund Return)
$10.00 + ($10.00 × -60%) = $4.00

If the Fund Return is negative and the Final Share Price is less than the Trigger Price, investors will be exposed to the negative Fund Return at maturity, resulting in a loss of principal that is proportionate to the Fund's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Fund

The Fund is an exchange-traded fund managed by The Vanguard Group, Inc. ("Vanguard"), the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Fund seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index is currently the FTSE Emerging Index. The FTSE Emerging Index is a market-capitalization weighted index representing the performance of large- and mid-cap companies in emerging markets.  For more information about the FTSE Emerging Index, please see "Equity Index Descriptions — The FTSE GEIS Indices" in the accompanying underlying supplement no. 1a-I.

In June 2015, Vanguard announced that the Fund will transition to tracking the FTSE Emerging Markets All Cap China A Inclusion Index (the "Target Index") in the third or fourth quarter of 2015. The transition will take place in two phases. In the first phase, the Fund will track the FTSE Emerging Markets All Cap China A Inclusion Transition Index (the "Interim Index"), an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the new index. China A-shares, which are securities of Chinese incorporated companies that are quoted in Renminbi, can only be traded by either residents of the People's Republic of China or under the qualified foreign institutional investor ("QFII") rules and stock connect schemes. In the second phase, the Fund will begin to track the FTSE Emerging Markets All Cap China A Inclusion Index, which will be quota-adjusted by FTSE to take into account the quota amount allocated to foreign investors by the Chinese regulator (the "Target Index). The gradual changes in the Interim Index over the course of a year are expected to result in the Interim Index eventually replicating the Target Index. For additional information about the Interim Index and the Target Index, see the information set forth under "— The FTSE Emerging Markets All Cap China A Inclusion Transition Index" and "— The FTSE Emerging Markets All Cap China A Inclusion Index" below.

During both the transition and final benchmark phases, the Fund will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. To protect the Fund from the potential for harmful "front running" by traders, the exact timing of the index change and portfolio transition has not been disclosed to investors, but Vanguard expects the index change and portfolio transition to be complete by the end of 2016.

For additional information about the Fund, see the information set forth under "Fund Descriptions — The Vanguard FTSE Emerging Markets ETF" in the accompanying underlying supplement no. 1a-I.

The FTSE Emerging Markets All Cap China A Inclusion Transition Index

We have derived all information contained in this free writing prospectus regarding the Interim Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE International Limited ("FTSE"). FTSE has no obligation to continue to publish, and may discontinue publication of, the Interim Index.

The Interim Index will be calculated over twelve months and at the start of the transition will only contain constituents of the FTSE Emerging Index. On a monthly basis, a proportion of small-capitalization and China A-share companies will be added until at the end of the year-long transition, the composition is aligned with the Target Index. The weight of China A-shares and small-capitalization companies will be adjusted after the third Friday of each month using a factor approach. At the start of the index calculation, China A-shares and small-capitalization companies will have a factor of 0 applied to their free-float adjusted market capitalizations. Each month, the factor will be increased by 8.33%. At month 12, the full weight of China A-shares and small cap companies will have been added to the Interim Index and the index constituents and weightings will be aligned with the Target Index.

The constituents' weights in the Interim Index are neutralized between transition reviews when a corporate event leads to a rise or fall in index weighting for a constituent could potentially be reversed at the next monthly transition review. This may cause FTSE to adjust the factor applied to an index constituent's market capitalization.

The FTSE Emerging Markets All Cap China A Inclusion Index

We have derived all information contained in this free writing prospectus regarding the Target Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the Target Index.

The Target Index is a market-capitalization weighted index representing the performance of large, mid and small-cap companies in emerging markets. The Target Index was launched on June 5, 2015, with a base date of December 31, 2005 and a base value of 1,000.

The Target Index will apply the same methodology as the FTSE Emerging Index, except the Target Index will include small capitalization stocks and China A-shares at a weighting equivalent to the aggregate QFII and/or Renminbi QFII ("RQFII") approved quota for international investors. The China A-shares weighting will increase as total QFII and RQFII allocations increase. A built-in mechanism ensures that the allocation of China A-shares is adjusted proportional to the changes in the approved quota and is in line with the accessibility available to international investors.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Fund, based on daily closing prices as reported by the Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and 2014 and the first and second calendar quarters of 2015. Partial data is provided for the third calendar quarter of 2015. The closing price of one share of the Fund on September 2, 2015 was $33.69. The actual Initial Share Price will be the closing price of one share of the Fund on the Trade Date. We obtained the closing prices of the Fund above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions such as stock splits. You should not take the historical performance of the Fund as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		$42.80	$36.85	$42.15
4/1/2010	6/30/2010		$43.97	$36.42	$37.99
7/1/2010	9/30/2010		$45.46	$38.22	$45.46
10/1/2010	12/31/2010		$49.32	$45.54	$48.15
1/1/2011	3/31/2011		$48.95	$44.99	$48.95
4/1/2011	6/30/2011		$50.71	$46.44	$48.62
7/1/2011	9/30/2011		$49.51	$35.83	$35.83
10/1/2011	12/31/2011		$43.47	$35.20	$38.21
1/1/2012	3/31/2012		$45.09	$38.57	$43.47
4/1/2012	6/30/2012		$43.96	$37.08	$39.93
7/1/2012	9/30/2012		$43.22	$38.26	$41.72
10/1/2012	12/31/2012		$44.53	$40.44	$44.53
1/1/2013	3/31/2013		$45.47	$42.24	$42.90
4/1/2013	6/30/2013		$44.79	$36.50	$38.80
7/1/2013	9/30/2013		$42.97	$37.19	$40.14
10/1/2013	12/2/2013		$42.91	$39.95	$41.14
1/1/2014	3/31/2014		$40.58	$36.67	$40.58
4/1/2014	6/30/2014		$43.86	$40.46	$43.13
7/1/2014	9/30/2014		$46.49	$41.62	$41.71
10/1/2014	12/31/2014		$43.11	$37.71	$40.02
1/1/2015	3/31/2015		$42.02	$38.74	$40.87
4/1/2015	6/30/2015		$44.97	$40.34	$40.88
7/1/2015	9/2/2015	*	$41.07	$32.19	$33.69

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through September 2, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the daily performance of the Fund from March 10, 2005 through September 2, 2015, based on information from Bloomberg, without independent verification. The Fund's inception date was March 10, 2005. The dotted line represents a hypothetical Trigger Price of $25.27, equal to 75% of the closing price of the Fund on September 2, 2015. The actual Trigger Price will be based on the Initial Share Price and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Fund is not indicative of the future performance of the Fund.

The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount.

Supplemental Plan of Distribution

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment advisor at a purchase price of $10.00 per $10.00 principal amount Security. UBS, acting as placement agent for such advisory accounts, will purchase the Securities from a dealer that is not affiliated with UBS or JPMS, and that dealer will purchase the Securities from JPMS. JPMS will pay all of the selling commissions it receives from us to that dealer. In no event will these selling commissions exceed $0.05 per $10.00 principal amount Security. UBS will forgo any commissions related to these sales. Investors who purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts, including the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to an unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to two months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Fund" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to an unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.